Exhibit 99.1


            G&K Services Reports Fiscal 2006 Second Quarter Results


     MINNEAPOLIS--(BUSINESS WIRE)--Jan. 31, 2006--

                    Revenue and earnings exceed expectations;
               Organic rental revenue growth continues to improve

     G&K Services, Inc. (Nasdaq:GKSR), today reported record revenue for the second quarter ended December 31, 2005 of $219.3 million, up 12.4 percent over $195.1 million reported in the second fiscal quarter last year. Revenue exceeded expectations due to continued improvement in organic rental growth and strong direct sales.
     Earnings per diluted share totaled $0.48 for the quarter, a 6.7 percent increase compared to $0.45 during the prior-year quarter. Second quarter earnings also exceeded expectations despite the impact of the hurricanes, higher energy costs, strategic investments and the initial selling costs and merchandise expense associated with accelerated new account growth.
     Earnings for both quarters reflect the requirement to expense stock options under SFAS 123(r) "Accounting for Stock-Based Compensation." Under this standard, G&K has elected to use the modified retrospective method for transition. As a result, prior-year financial statements have been adjusted accordingly.
     "We continue to be pleased with the momentum we've created in our organic rental growth over the last six quarters," said Richard Marcantonio, G&K's chairman and chief executive officer. "During the second quarter, we recorded the highest level of new sales in the history of the company, a strong testament to the execution of our strategy. We'll continue to make strategic investments to further improve revenue and earnings growth."
     For the six months ended December 31, 2005, revenue was $427.3 million compared to $377.6 million during the prior-year period, an increase of 13.2 percent. Earnings per diluted share were $0.97, up over 10 percent compared to $0.88 during the same period last year.
     "Successfully delivering solid financial performance during the first half of fiscal 2006 is a significant accomplishment," Marcantonio said. "Our focus on the fundamentals of the business continues to generate positive returns and has helped to offset margin pressures from cost increases and growth investments."

     Income Statement Review

     Second quarter revenue from G&K's rental business increased to $199.4 million, up 8.9 percent over the prior-year period. The company's organic industrial rental growth rate was approximately 3.5 percent. This continued improvement in organic rental growth is 450 basis points higher than the prior-year period. Direct sale revenue increased to $20.0 million, up 66.3 percent over the prior-year quarter and up approximately 6.5 percent on an organic basis. The growth of direct sale revenue for the quarter was driven by record sales from the company's annual outerwear promotion and revenue from Lion Uniform Group which was acquired during the second quarter of fiscal 2005. The organic growth rates are calculated using industrial rental and direct sale revenue, respectively, adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results.
     Gross margin from rental operations for the quarter was 36.0 percent compared to 36.4 percent in the prior-year period. Gross margin for the quarter declined due to higher energy costs, costs associated with new customer growth and the impact of the hurricanes, offset by higher pricing and productivity improvements. Gross margin from direct sales was 29.2 percent compared to 29.8 percent in the prior-year period.
     Selling, general and administrative expenses were 21.8 percent of consolidated revenue for the quarter, up from 21.5 percent in the year-earlier period. Selling, general and administrative expenses were up over the prior-year period due to the company's investment in growth oriented initiatives, additional expenses related to acquired businesses and selling expenses associated with new account growth.
     The effective tax rate for the second quarter declined to 34.9 percent from
37.2 percent in the year-earlier period due to reductions of taxes previously provided and a favorable mix of income earned in various taxing jurisdictions, including foreign operations, with different tax rates.

     Balance Sheet and Cash Flow Statement Review

     The company's balance sheet remains strong. As of December 31, 2005, the company had cash of $14.1 million and a total debt to total capitalization ratio of 31.8 percent. Total stockholders' equity increased to $511.9 million.
     Cash provided by operating activities was $24.1 million for the six month period ending December 31, 2005 compared to $29.7 million in the same period last year. Cash provided from operating activities was down compared to the prior-year period due to the working capital needed to support organic growth. Cash used for property, plant and equipment during the six month period totaled $16.5 million compared to $4.1 million in the six month period from the prior year. The prior year six month period included proceeds from the sale of selected plant assets.

     Outlook

     The company expects fiscal 2006 third quarter revenue to range from $221.0 million to $224.0 million and earnings per diluted share from $0.47 to $0.50. The revenue guidance reflects the impact of higher new account growth and revenue from the initial rollout of a large direct sale customer. The earnings guidance reflects the company's ongoing efforts to improve operational efficiency offset by investments in growth initiatives, costs associated with new account growth and higher energy costs. Third quarter earnings guidance also incorporates the anticipated impact associated with expensing stock options of approximately $0.02 per diluted share. Earnings per diluted share in the third quarter of fiscal 2005, when adjusted for SFAS 123(r), were $0.47.

     Conference Call Information

     The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast. To access the webcast, go to the Investor Relations section of the company's website at www.gkservices.com. Click on the webcast icon and follow the instructions. A replay of the call will be available through February 28, 2006.

     Safe Harbor for Forward-Looking Statements

     Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 2, 2005.

     About G&K Services, Inc.

     Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.


                 CONSOLIDATED STATEMENTS OF OPERATIONS
                  G&K Services, Inc. and Subsidiaries
                              (Unaudited)

                                  For the Three       For the Six
                                  Months Ended        Months Ended
                               ---------------------------------------
(U.S. Dollars, in thousands,    Dec. 31,  Jan. 1,  Dec. 31,  Jan. 1,
 except per share data)           2005      2005     2005      2005
----------------------------------------------------------------------
                                         (Restated)         (Restated)
----------------------------------------------------------------------
Revenues
  Rental operations             $199,355  $183,110 $393,423  $359,401
  Direct sales                    19,993    12,025   33,873    18,166
----------------------------------------------------------------------
     Total revenues              219,348   195,135  427,296   377,567
----------------------------------------------------------------------
Operating Expenses
  Cost of rental operations      127,672   116,415  252,178   227,424
  Cost of direct sales            14,155     8,441   24,356    13,337
  Selling and administrative      47,855    41,980   91,600    81,294
  Depreciation and amortization   10,644    10,161   21,243    20,319
----------------------------------------------------------------------
     Total operating expenses    200,326   176,997  389,377   342,374
----------------------------------------------------------------------
Income from Operations            19,022    18,138   37,919    35,193
  Interest expense                 3,302     2,641    6,317     5,189
----------------------------------------------------------------------
Income before Income Taxes        15,720    15,497   31,602    30,004
  Provision for income taxes       5,486     5,769   10,997    11,209
----------------------------------------------------------------------
Net Income                       $10,234    $9,728  $20,605   $18,795
----------------------------------------------------------------------
  Basic weighted average number
   of shares outstanding          21,083    20,911   21,037    20,868
Basic Earnings Per Common Share    $0.49     $0.46    $0.98     $0.90
----------------------------------------------------------------------
  Diluted weighted average
   number of shares outstanding   21,221    21,678   21,185    21,378
Diluted Earnings Per Common
 Share                             $0.48     $0.45    $0.97     $0.88
----------------------------------------------------------------------
Dividends per share              $0.0175   $0.0175  $0.0350   $0.0350



                 CONSOLIDATED CONDENSED BALANCE SHEETS
                  G&K Services, Inc. and Subsidiaries

                                            December 31,    July 2,
                                                2005         2005
(U.S. dollars, in thousands)                (Unaudited)   (Restated)
----------------------------------------------------------------------
ASSETS
Current Assets
   Cash and cash equivalents                    $14,080       $15,345
   Accounts receivable, net                      94,651        83,459
   Inventories                                  131,501       121,120
   Prepaid expenses                              15,107        16,587
----------------------------------------------------------------------
         Total current assets                   255,339       236,511
----------------------------------------------------------------------

Property, Plant and Equipment, net              248,234       243,307
Other Assets                                    430,260       423,351
----------------------------------------------------------------------
                                               $933,833      $903,169
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                             $26,091       $25,695
   Accrued expenses                              75,434        81,523
   Deferred income taxes                          9,212         8,971
   Current maturities of long-term debt           7,595        26,537
----------------------------------------------------------------------
         Total current liabilities              118,332       142,726
----------------------------------------------------------------------

Long-Term Debt, net of current maturities       231,073       210,462
Deferred Income Taxes                            30,735        30,887
Other Noncurrent Liabilities                     41,771        37,651
Stockholders' Equity                            511,922       481,443
----------------------------------------------------------------------
                                               $933,833      $903,169
----------------------------------------------------------------------



            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                  G&K Services, Inc. and Subsidiaries
                              (Unaudited)
                                                    For the Six
                                                    Months Ended
                                               -----------------------
                                               December 31, January 1,
(U.S. dollars, in thousands)                       2005        2005
                                                            (Restated)
----------------------------------------------------------------------
Operating Activities:
  Net income                                       $20,605    $18,795
  Adjustments to reconcile net income to net
   cash provided by operating activities -
  Depreciation and amortization                     21,243     20,319
  Stock-based compensation                           2,118      1,972
  Deferred income taxes                                371        922
  Changes in current operating items, exclusive
   of acquisitions                                 (21,198)   (13,111)
  Other, net                                           977        838
----------------------------------------------------------------------
Net cash provided by operating activities           24,116     29,735
----------------------------------------------------------------------
Investing Activities:
  Property, plant and equipment additions, net     (16,482)    (4,095)
  Acquisition of business assets and other         (12,763)   (36,038)
----------------------------------------------------------------------
Net cash used for investing activities             (29,245)   (40,133)
----------------------------------------------------------------------
Financing Activities:
  Repayments of long-term debt                      (7,484)   (17,114)
  Proceeds from short-term borrowings, net          10,550      7,400
  Cash dividends paid                                 (747)      (732)
  Sale of common stock                               1,250      3,251
----------------------------------------------------------------------
Net cash provided by (used for) financing
 activities                                          3,569     (7,195)
----------------------------------------------------------------------
Decrease in Cash and Cash Equivalents               (1,560)   (17,593)
Effect of Exchange Rates on Cash                       295      1,620

Cash and Cash Equivalents:
  Beginning of period                               15,345     26,931
----------------------------------------------------------------------
  End of period                                    $14,080    $10,958
----------------------------------------------------------------------
Supplemental Cash Flow Information:
  Non-Cash Transactions -
      Debt issued in connection with business
       acquisitions                                $(1,419)   $11,890
----------------------------------------------------------------------


    CONTACT: G&K Services, Inc., Minneapolis
             Jeffrey L. Wright, 952-912-5500
             or
             Glenn L. Stolt, 952-912-5500
             or
             Shayn R. Carlson, 952-912-5500